    As Filed with the Securities and Exchange Commission on October 29, 2004

                              Registration No. 333-

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

-------------------------------------------------------------------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                            WEST BANCORPORATION, INC.
             (Exact name of Registrant as Specified in Its Charter)

                  IOWA                                   42-1230603
      (State or Other Jurisdiction of                 (I.R.S. Employer
      Incorporation or Organization)                  Identification No.)

                              ---------------------
                               1601 - 22nd Street
                           West Des Moines, Iowa 50266
                                 (515) 222-2300

    (Address of Registrant's Principal Executive Offices, including Zip Code)

                 WEST BANCORPORATION, INC. EMPLOYEE SAVINGS AND
                              STOCK OWNERSHIP PLAN
                            (Full Title of the Plan)

                               Thomas E. Stanberry
          Chairman of the Board, President and Chief Executive Officer
                            West Bancorporation, Inc.
                               1601 - 22nd Street
                           West Des Moines, Iowa 50266
                                 (515) 222-2300
            (Name, Address, including Zip Code and Telephone Number,
                   including Area Code, of Agent for Service)

                            ------------------------

                                   Copies to:
                                  John H. Bunz
                              Ahlers & Cooney, P.C.
                                100 Court Avenue
                                    Suite 600
                             Des Moines, Iowa 50309

                            ------------------------

                         CALCULATION OF REGISTRATION FEE

                                                                             Proposed
                                                       Proposed               Maximum
       Title of                                        Maximum               Aggregate              Amount of
   Securities to be           Amount to be          Offering Price        Offering Price          Registration
      Registered             Registered (2)         Per Share (3)               (3)                    Fee
Interests in the
Plan (1)                               N/A                     N/A                   N/A                   N/A

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to The Employee Savings and Stock Ownership Plan, as amended (the "Plan") (such interests to be referred to as the "KSOP Interests"). In accordance with Rule 457(h)(2) under the Securities Act of 1933, no separate fee is required with respect to the KSOP Interests. The Company does not plan to issue additional shares of Common Stock for the benefit of the Plan's participants. Purchases and Sales of the Company's shares of Common Stock under the Plan will be effected by the trustee of the Plan on the open market pursuant to the terms and conditions of the Plan.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement covers an indeterminate number of additional interests as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions of the Company's Common Stock.

                                EXPLANATORY NOTE

This Registration Statement contains information required in the Registration Statement under Part II of Form S-8. The plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8. This plan information, as well as the statement of availability of Registrant information and any other information required by Item 2 of Form S-8, will be sent or given to participants of the employee benefit plan as specified under Rule 428 under the Securities Act of 1933, as amended.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

      The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of West Bancorporation, Inc. (the "Company") as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). These documents, together with the documents incorporated by reference into this Registration Statement, pursuant to Item 3 of Part II hereof, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the SEC or its staff a copy or copies of all of the documents included in that file.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

      The Company shall furnish without charge to each employee in the Plan, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, as well as any document required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests should be directed to West Bancorporation, Inc., Attn: Corporate Secretary, 1601 - 22nd Street, West Des Moines, Iowa 50266, telephone (515) 222-2300.

      All information in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the SEC are hereby incorporated by reference in this Registration Statement:

(a) The Company's latest annual report for the fiscal year ended December 31, 2004 on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") on February 26, 2004;

(b) The Company's quarterly report for the fiscal quarter ended March 31, 2004 on Form 10-Q filed pursuant to the Exchange Act on May 5, 2004;

(c) The Company's quarterly report for the fiscal quarter ended June 30, 2004 on Form 10-Q filed pursuant to the Exchange Act on August 5, 2004;

(d) The Company's current reports on Form 8-K filed pursuant to the Exchange Act on January 15, 2004; January 20, 2004; April 15, 2004; April 16, 2004; April 19,
2004;

June 1, 2004; July 15, 2004; July 19, 2004 (Results of Operation); and July 19, 2004 (Common Stock Dividend); and

(e) All other reports that the Company has filed with the SEC pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 30, 2004 up to the effective date of this Registration Statement.

      All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered under the Plan have been sold, or deregistering all securities then remaining unsold thereunder, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in this Registration Statement or in any document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained therein or in any other subsequently filed document that is also incorporated or deemed to be incorporated therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and prospectus.

ITEM 4. DESCRIPTION OF SECURITIES

      The Company's authorized capital stock consists of 50 million shares of Common Stock, no par value. The Company has the ability to issue an indeterminate number of KSOP Interests to be offered or sold pursuant to the Plan. The KSOP Interests are hereby being registered with the SEC. The KSOP Interests currently outstanding are validly issued, fully paid and non-assessable.

      Voting Rights. Although the Company's Common Stock is allocated to each Plan participant's account in the Plan, the participant is considered to hold only a beneficial ownership interest in these shares and he or she will not be the legal title holder of the shares. In this context this means that the participant will have the benefit of the value of the shares of Common Stock allocated to his or her account.

      Delaware Charter Guarantee & Trust Company, a Delaware corporation conducting business under the trade name of Principal Trust Company, as the trustee of the Plan, will hold record title to all shares of Common Stock held in the trust and as such, will usually vote those shares on the participant's behalf, at the direction of the participants, and is responsible for the financial management and administration of the KSOP Interests. If, however, the trustee determines that the direction of the participants is not in accordance with the terms of the Plan or is not a proper direction under the Employee Retirement Income and Security Act of 1974 ("ERISA"), it will vote the shares as it determines appropriate to fulfill its fiduciary the duties under ERISA.

      ERISA requires that the participant be able to direct the trustee to vote the shares of Common Stock allocated to his or her account on certain corporate transactions that require shareholder approval under state law. A participant will have the right to direct the trustee as to the manner in which to vote the shares allocated to his or her account on certain major events, which may include:

-     the Company's merger with another company,

-     the Company's liquidation and dissolution,

-     the sale of all or substantially all of the Company's assets, and

-     any stock reclassification and recapitalization.

      The Company has extended to participants an additional right, which is to direct the trustee to vote the shares of Common Stock allocated to the participant's account on any tender offer for, or other offer to purchase, the shares of the Company's Common Stock. If, however, the trustee determines that the participant votes are not in accordance with the terms of the Plan or is not a proper direction under ERISA, it will vote the shares as it determines appropriate to fulfill its fiduciary duty under ERISA.

      Each share of the Company's Common Stock allocated to a participant's account will have one vote.

      Dividends/ Distributions. The participants in the Plan are entitled to receive dividends ("distributions/dividends"), when, as and if declared by the Company's board of directors in its discretion out of funds legally available for the payment of distributions/ dividends. Such distributions/dividends will be, at each participant's election, either (i) allocated among all participant accounts according to the number of shares of Common Stock allocated to each participant's account, or (ii) distributed to such participant in cash.

      Other Rights. In the event of the Company's liquidation or dissolution, after payment of all amounts owed to lenders and other creditors, the Plan will be entitled to the Company's remaining assets for distribution to investors in the Plan component. The Plan does not have any preemptive or other subscription rights, and the shares of the Company's outstanding Common Stock held in trust are not subject to further calls or assessment by the Company. There are no conversion rights or sinking fund provisions applicable to the shares of Common Stock.

      A description of the Plan KSOP Interests is not included in this Registration Statement as permitted by Form S-8.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      Ahlers & Cooney, P.C. will render an opinion to the Company with respect to the legality of the securities being registered in this offering. In addition, members of the firm of Ahlers & Cooney, P.C. also provide general legal services to the Company and the Company's subsidiaries.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      A director of the Company shall not be personally liable to the Company, or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for a transaction from which the director derives an improper personal benefit, or
(vi) under Section 490.833 of the Iowa Business Corporation Act. If the Iowa Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Iowa Business Corporation Act, as so amended. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative (hereinafter "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative,
(a) is or was a director or officer of the Company, or (b) is or was serving (at such time as he or she is or was a director or officer of the Company) at the request of the Company as a director, officer, partner, trustee, administrator, employee or agent of another Company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, partner, trustee, administrator, employee or agent or in any other capacity while serving as director, officer, partner, trustee, administrator, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Iowa Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be such a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, (a) except as provided in the paragraph below with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company, (b) except in the case of a proceeding brought by or in the right of the Company, any such indemnification shall be limited as provided in the Iowa Business Corporation Act, and (c) except that no such indemnification shall be provided to any director or officer, as applicable, for any proceedings wherein it shall ultimately be determined by final judicial decision that such director or officer is liable (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for a transaction from which the director derives an improper personal benefit, or
(iv) under Section 490.833 of the Iowa Business Corporation Act. The right to indemnification conferred shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceedings in advance of its final disposition; provided, however, that if the Iowa Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation service to an employee benefit plan) in advance of the final disposition of proceedings, shall be made only upon delivery to the Company of the written affirmation of the good faith belief of such director or officer that he or she has met the standard of conduct necessary for indemnification, and an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by the final judicial decision that such director or officer is not entitled to be indemnified herein or otherwise. The Company may, by action of its Board of Directors, provide indemnification to other employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

      If a claim under the preceding paragraph is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceedings in advance of its final disposition where the required affirmation and undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Iowa Business Corporation Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Iowa Business Corporation Act, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred by the Articles shall not be exclusive of any other rights which any person may have or thereafter acquire under a provision of the Articles, as amended, by-laws, agreements, vote of shareholders or disinterested directors or otherwise, both as to action in a person's official capacity and as to action in another capacity while holding the office. The Company may enter into separate written agreement with directors, officers, employees and agents of the Company and of other enterprises, which agreements expressly provide for indemnification and reimbursement of such persons to the fullest extent now or hereafter permitted by Article V of the Articles or applicable law. Article V of the Company's Articles also allows the Company to purchase insurance for the benefit of its officers and directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8. EXHIBITS

      For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

ITEM 9.  UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that, in lieu of an opinion of counsel concerning compliance with the requirements of ERISA, the registrant has submitted or will submit the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Code.

                                   SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, Iowa, on this 29th day of October, 2004.

WEST BANCORPORATION, INC.

By: /s/  Thomas E. Stanberry
    ------------------------
    Chairman of the Board, President and Chief Executive Officer
    and Director
    (Principal Executive Officer)

                                POWER OF ATTORNEY

      We, the undersigned officers and directors of West Bancorporation, Inc., hereby severally constitute and appoint Thomas E. Stanberry acting, our true and lawful attorney-in-fact, with full power granted to them in any and all capacities (including substitutions), to execute for us and in our names in the capacities indicated below this Registration Statement, including any amendments and exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable West Bancorporation, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

October 29, 2004                    By: /s/ Thomas E. Stanberry
                                        ------------------------
                                        Thomas E. Stanberry
                                        Chairman, President and Chief
                                        Executive Officer
                                        (Principal Executive Officer)

October 29, 2004                    By: /s/ Frank W. Berlin
                                        -------------------
                                        Frank W. Berlin

October 29, 2004                    By: /s/ Steven G. Chapman
                                        ---------------------
                                        Steven G. Chapman

October 29, 2004                    By: /s/ Michael A. Coppola
                                        ----------------------
                                        Michael A. Coppola

October 29, 2004                    By: /s/ Orville E. Crowley
                                        ----------------------
                                        Orville E. Crowley

October 29, 2004                    By: /s/ David R. Milligan
                                        ---------------------
                                        David R. Milligan

October 29, 2004                    By: /s/ Robert G. Pulver
                                        --------------------
                                        Robert G. Pulver

October 29, 2004                    By: /s/ Jack G. Wahlig
                                        ------------------
                                        Jack G. Wahlig

October 29, 2004                    By: /s/ Connie Wimer
                                        ----------------
                                        Connie Wimer

      The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, in the City of West Des Moines, Iowa, on this 29th day of October, 2004.

WEST BANCORPORATION, INC. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN, Delaware Charter Guarantee & Trust Company, a Delaware corporation, d/b/a Principal Trust Company, Trustee

Name:  /s/  Nino Pirienzo
Title: Director, Trust Services

                                INDEX OF EXHIBITS

Exhibit                         Document
4.1      The Employee Savings and Stock Ownership Plan, as amended.

5.1      Opinion of Ahlers & Cooney, P.C. regarding legality of securities issued.

5.2 In lieu of filing an opinion of counsel as to compliance of the Plan with ERISA, the registrant will request an Internal
         Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, and the undertaking permitted by Item 8(b) of Form S-8 is included in Item 9(d) of this Registration Statement.

23.1     Consent of McGladrey & Pullen, LLP.

23.2     Consent of Ahlers & Cooney, P.C. (included in Exhibit 5.1).

24.1     Power of Attorney (included in signature page).